Exhibit 10.35
CANADA TRANSITION SERVICES AGREEMENT
     This CANADA TRANSITION SERVICES AGREEMENT, dated as of [•], 2010 (this “Agreement”), is made between P2 Sub, LLC, a North Carolina limited liability company (the “Company”) and Culligan of Canada, Ltd., a corporation governed by the Canada Business Corporations Act (the “Provider”). Capitalized terms used in this Agreement without definition have the meanings set forth in the Purchase Agreement (as defined below).
     A. The Company, the Provider, Primo Water Corporation, P1 Sub, LLC, Culligan International Company and Culligan Store Solutions, LLC have entered into an Asset Purchase Agreement, dated as of June 1, 2010 (the “Purchase Agreement”).
     B. It is a condition to the Closing under the Purchase Agreement that this Agreement be executed by the parties and delivered to the Company on the Closing Date.
     Now, therefore, the parties hereto agree as follows:
     1. Services.
     (a) The Provider, through its employees, agents, contractors or independent third parties, shall use commercially reasonable efforts to provide or cause to be provided to the Company those services set forth on Schedule A hereto (each, a “Service” and collectively, the “Services”). At all times during the performance of the Services, all persons performing Services (including any agents, temporary employees, independent third parties and consultants) shall be construed as being independent from the Company and not as employees of the Company on account of such Services. The Provider shall not be required to perform a Service if the provision of such Service by the Provider would conflict with or violate applicable law, any material contract or agreement to which the Provider is a party or the rights of any third party with respect thereto.
     (b) Discontinuation of Services.
     (i) The Company may discontinue receiving any or all of the Services by giving the Provider at least 30 days’ prior written notice, which notice shall specify the date as of which any such Services shall be discontinued. Schedule A shall be deemed amended to delete such Services as of such date, and this Agreement shall be of no further force and effect for such Services, except as to obligations accrued prior to the date of discontinuation of such Services. The Provider shall furnish to the Company all such information and take all such other actions as the Company shall reasonably request to enable such Services to be rendered to the Company by a third party or the Company itself; provided that the Company shall reimburse the reasonable expenses incurred by the Provider in connection therewith promptly following receipt of the Provider’s written invoice therefor.
     (ii) Upon discontinuation of a Service with respect to which the Provider holds books, records, files, databases or confidential information owned by the Company and used exclusively in connection with the provision of the Services (the “Materials”), the Provider will, if so requested by the Company and at its expense, deliver to the Company, or at the Company’s option, destroy, all of the Materials promptly, but not later than 10 days after such discontinuation.

     (c) Service Coordinators. The Provider and the Company shall each nominate a representative to act as the primary contact persons with respect to the performance of the Services (the “Service Coordinators”). The initial Service Coordinators will be [•] for the Provider and [•] for the Company. Unless the Provider and the Company otherwise agree, all communications relating to this Agreement or the Services will be directed to the Service Coordinators.
     (d) Standard of Performance. The Provider shall use reasonable, good faith efforts, diligence and care and shall use commercially reasonable efforts to cause the Services to be provided by persons of suitable training and skill in providing the Services at substantially the same level and quality as was the practice of the Provider in the operation of its business immediately prior to the Closing. In the absence of gross negligence, recklessness, willful misconduct, willful breach of contract or willful violation of law on the part of the Provider, the Provider shall have no liability in providing Services for any injury, loss or damage of any nature whatsoever. The Company acknowledges that (i) certain Services may be provided by agents, licensees, contractors or other third parties who are selected by, but not employees of, the Provider (each, a “Third Party Subprovider”), and (ii) the Provider’s liability with respect to any action or inaction by any such Third Party Subprovider shall be limited to the Provider’s and the Third Party Subproviders’ gross negligence, recklessness, willful misconduct, willful breach of contract or willful violation of law. To the extent Provider engages a Third Party Subprovider to provide the Services, Provider shall use commercially reasonable efforts to ensure that the Services performed by such Third Party Subprovider are at substantially the same level and quality as was the practice of the Provider in the operation of its business immediately prior to the Closing.
     (e) Records. The Provider shall maintain true and correct records of all receipts, invoices, reports and other documents relating to the Services in accordance with its past practices and procedures. Without limiting the generality of the foregoing, the Provider’s accounting records shall be maintained in sufficient detail to enable the Company to verify the accuracy and appropriateness of the charges for the Services. The Company shall have the right to inspect and (at its expense) copy such records during the Provider’s regular office hours; provided that the Company shall give the Provider reasonable prior notice of any such inspection or copying request.
     (f) Independent Contractor. For all purposes hereof, the Provider shall at all times act as an independent contractor and shall have no authority to represent the Company in any way or otherwise be deemed a partner, employee, representative, joint venturer or fiduciary of the Company. Neither the Company nor the Provider shall declare or represent to any third party that the Provider has any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the Company in any way whatsoever.
     (g) Cooperation. Without limiting or expanding any other provision of this Agreement, the parties hereto shall use commercially reasonable efforts to cooperate with each other in all matters relating to the provision and receipt of Services.
     2. Fees.
     (a) As compensation for providing the Services during the term of this Agreement, the Provider shall be entitled to a fee (the “Fee”), calculated in accordance with Schedule B hereto and payable monthly by the Company in accordance with Section 3.
     (b) Taxes. All sales tax, value-added tax, goods and services tax and similar tax (“Taxes”) will be separately stated on the relevant invoice and shall be paid by the Company in accordance with Section 3. The Provider shall be responsible for paying to the appropriate taxing authority any such Taxes collected from the Company.

     (c) Payment only for Services Received. The Company shall compensate the Provider only for Services actually received. The Company shall not make payment for, or shall receive an appropriate credit with respect to, Services that are not provided to the Company for any reason, including force majeure, other than the Company’s refusal to receive such Services.
     3. Payment. The Provider may invoice the Company on a monthly basis for Services, Taxes and any other expenses the Provider is entitled to recover hereunder. The Company shall remit payment for amounts so invoiced by wire transfer of immediately available funds to the account specified in the invoice within 30 calendar days after receipt of the invoice. Each invoice shall set forth in reasonable detail for the period covered by such invoice (a) the Services rendered by the Provider and the charges therefor, calculated in accordance with Schedule B hereto, (b) any other expenses the Provider is entitled to recover under the terms of this Agreement, and (c) any applicable Taxes. If all or a portion of the payment is not made when due, the overdue amount shall bear interest from the date such amount is due until it is paid in full, at an interest rate equal to the rate of interest which is identified and normally published from time to time on the Money Rates page of the Bonds, Rates & Credit Markets section of the Market Data Center section of WSJ.com as the “Prime rate” for the U.S. (or, if more than one rate is published as the Prime Rate, then the highest of such rates).
     4. Transition; System Migration. The Company shall use its commercially reasonable efforts to end its use of the Services as soon as reasonably possible, but in no event shall be obligated to discontinue its use of the Services prior to the end of the term of this Agreement. The Provider shall provide (at the Company’s expense) such support as may be reasonably requested by the Company to assist the Company in obtaining replacement services and exiting from the Provider’s systems on or before the termination of this Agreement.
     5. Term. The term of this Agreement will commence on the Closing Date and, unless earlier terminated in accordance with Section 6, will end on December 31, 2011; provided that (i) if all the Services have been discontinued by the Company pursuant to Section 1(b), then this Agreement will terminate as of the date all Services were discontinued, and (ii) no such termination shall relieve any party of its obligations accruing prior, or in connection with, such termination. The Provider shall invoice the Company, and the Company shall pay for in accordance with Section 3, Services, Taxes and any other expenses the Provider is entitled to recover hereunder that accrue prior to, or in connection with, the termination of this Agreement.
     6. Termination for Cause. Either party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other party (the “Other Party”) on or at any time after the occurrence of any of the following events:
     (a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within 30 days after receipt of notice in writing from the Terminating Party giving particulars of the breach and demanding the Other Party to do so; provided only 3 days notice shall be required in the event the Company fails to pay any invoice in accordance with Section 3;
     (b) the Other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or
     (c) an involuntary case or other proceeding is commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days, or an order for such relief shall be entered against the Other Party.
     7. Survival. Sections 1(b), 5, 8 and 9 shall survive the termination of this Agreement.
     8. Limitation on Liability; Disclaimer of Warranties; Force Majeure.
     (a) IN NO EVENT SHALL THE PROVIDER BE LIABLE TO THE COMPANY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS AND FAILURE TO REALIZE EXPECTED SAVINGS ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.
     (b) Disclaimer of Warranties. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED AMONG THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     (c) The Provider shall defend, indemnify, pay, reimburse and hold harmless the Company and its affiliates and their respective members, officers, directors and representatives from and against any injury, loss, claim, liability or damage resulting or arising from any acts of gross negligence, recklessness, willful misconduct, willful breach of contract or willful violation of law committed by Provider in its performance of the Services under this Agreement (including any such acts committed by any Third Party Subprovider). No claim may be asserted against the Provider or any Third Party Subprovider unless the injury, loss or damage giving rise to the claim occurs or is sustained prior to the termination or expiration of this Agreement.
     (d) No party will be liable to the other party for any breach hereunder, including for failure to deliver or delays in delivery of the Services occasioned by causes beyond the control of such non-performing party (or, in the case of Provider, any Third Party Subprovider), including but not limited to unavailability of materials, strikes, labor slowdowns and stoppages, labor shortages, lockouts, fires, floods, earthquakes, storms, droughts, adverse weather, riots, thefts, accidents, embargoes, war (whether or not declared) or other outbreak of hostilities, civil strife, acts of governments, acts of God, governmental acts or regulations, orders or injunctions, or other reasons, whether similar or dissimilar to the foregoing (each a “Force Majeure Event”). In the event of a Force Majeure Event, the time for such party’s performance shall be reasonably extended and the Company shall not be required to pay Fees in respect of the Services not provided as a result of a Force Majeure Event.

     9. Miscellaneous.
     (a) Amendment. Subject to Section 1(b), this Agreement may not be amended except by an instrument in writing signed by each of the parties.
     (b) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, by facsimile transmission (subject to written confirmation of receipt) or sent by guaranteed overnight courier service to the addresses set forth below (or such other address as may be specified by such addressee in writing to the other party):
if to the Company, to
P2 Sub, LLC
104 Cambridge Plaza Drive
Winston-Salem, NC 27104
Fax: (336) 331-4247
Phone: (336) 331-4047
Attn: Mark Castaneda
with a copy (which shall not constitute notice) to:
K&L Gates LLP
4350 Lassiter at North Hills Avenue
Suite 300
Raleigh, NC 27619
Fax: (919) 516-2028
Phone: (919) 743-7328
Attn: D. Scott Coward
if to the Provider, to
Culligan International Company
9399 West Higgins Road
Suite 1100
Rosemont, IL 60018
Fax: (847) 430-2365
Phone: (847) 430-1365
Attn: Susan E. Bennett
with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 521-7611
Phone: (212) 909-6611
Attn: Andrew L. Sommer
     (c) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto (whether by operation of law or otherwise)

without the prior written consent of the other party; provided, that the Company may assign any or all of its rights or interests, or delegate any or all of their obligations, in this Agreement (a) to any successor to the Company or any acquirer or a material portion of the business or assets of the Company, (b) to one or more of the Company’s Affiliates or (c) to any lender to the Company or its Affiliates as security for obligations to such lender; and, provided further, that no such assignment shall relieve the Company of any of its obligations under this Agreement.
     (d) Use and Resale. The Services shall be used only by the intended recipient solely in connection with the operation of the Company’s business and no recipient shall resell, license the use of or otherwise permit the use by others of any such Services except as permitted hereunder or in the ordinary course of business consistent with past practice.
     (e) Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
     (f) Governing Law. [•]
     (g) Venue/Submission to Jurisdiction. [•]
     (h) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
     (i) Interpretation. In this Agreement, unless the context otherwise requires, words in the singular form shall include the plural form and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     (j) Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. The reproduction of signatures by means of a facsimile device shall be treated as though such reproductions are executed originals, and each party covenants and agrees to provide the other party with an original signature as soon as reasonably practicable following transmittal by facsimile.
     (k) Entire Agreement. This Agreement together with any other documents delivered by the parties in connection herewith or therewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

P2 SUB, LLC
By:
Name:
Title:

CULLIGAN OF CANADA, LTD.
By:
Name:
Title:

SCHEDULE A
SERVICES
Information Technology Services
Accounting Services
Credit and Collection Services
Billing Services
Storage Services for Inventory
Service Provider Management Services, including:
     • Taking service requests
     • Sending service dispatches to service providers
     • Sending parts to service providers (on consignment)
     • Establishing meter reading / service schedules for service providers
[Payroll Services]
The Services shall be provided in materially the same scope and manner as provided by the Provider to the Canadian operations of the Business (as defined in the Purchase Agreement) prior to the Closing Date.
[The Services will not include office space for employees.]

SCHEDULE B
FEES
For the period beginning on the Closing Date and ending on March 31, 2011 the Fee shall be CDN$28,250 per month.
For the period beginning on April 1, 2011 and ending on December 31, 2011, the Fee shall be equal to CDN$28,250 per month, increased by a percentage that is equal to the percent change in the Index, as measured between the date of this Agreement and April 1, 2011. The “Index” shall mean the Producer Price Index, Other Commercial & Services Industry Machinery Manufacturing (Industry and Product), NAICS # 333319, Series Id. PCU333319333319), as published by the Bureau of Labor Statistics for the most recent month.